Exhibit 99.1

Mistras Group Announces Strong Results for First Quarter FY'16 and Authorization to Repurchase up to $50 Million of Stock

MISTRAS Group, Inc. October 7, 2015 4:01 PM

PRINCETON JUNCTION, N.J., October 7, 2015 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its first quarter of fiscal year 2016, which ended August 31, 2015.

Revenues were $179.9 million, an increase of 8.0% over the prior year’s first quarter. On a constant dollar basis excluding the impact of adverse foreign exchange rates, the Company’s revenue improved by 13% over the prior year’s first quarter. Net income for the first quarter was $6.9 million, or $0.23 per diluted share, compared with $1.7 million or $0.06 per diluted share in the prior year period.

Adjusted EBITDA was $22.3 million in the first quarter of fiscal year 2016, or 12.4% of revenues, compared with $13.4 million, or 8.0% of revenues, in the prior year’s first quarter.

Organic revenue growth was the primary driver to the Company’s overall revenue growth, as each of the Company’s three segments achieved organic revenue growth of more than 5%. Revenue growth from previous acquisitions was mostly offset by the adverse impact of foreign exchange rates and dispositions.

Gross profit margins improved to 28.5% from the prior year’s 25.2%. Gross margins improved in each of the Company’s segments by more than 200 basis points over prior year. Primary factors contributing to the improvement included better utilization of service technicians, improvements realized from recent cost reduction initiatives, an improved sales mix and favorable leverage from organic revenue growth.

Cash flow from operations improved to $17.7 million in the first quarter of fiscal year 2016, compared with $9.2 million in the prior year’s first quarter, driven by improved profitability. Net debt was reduced to 1.5X EBITDA, down from nearly 1.7X at May 31, 2015.

The Company also announced that its Board of Directors authorized a stock repurchase program of up to $50 million of the Company’s outstanding common stock. The shares may be repurchased from time to time in open market transactions at prevailing market prices or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company's stock, general market and economic conditions, legal requirements and compliance with the terms of the Company's credit facility.

Performance of each of the Company’s segments was as follows:

Services segment revenues were 13% higher than in the prior year’s first quarter, driven by acquisition and organic growth that was offset in part by the impact of the weaker Canadian dollar. Organic growth was aided by small turnarounds that occurred in the summer, which may have been impacted by refinery strikes earlier in the calendar year. Revenue growth from previous acquisitions will be limited for the remainder of the fiscal year.

Services segment gross margin and operating income margin improved by 220 basis points and 300 basis points, respectively, compared with the prior year’s first quarter. Primary drivers included benefits from cost reduction initiatives, contract management and process improvements, and improved sales volume and sales mix.

International segment revenues declined 8%, as the adverse impact from foreign exchange (-17%) and dispositions (-1%) more than offset double digit organic growth. Each of the Company’s four largest country operations achieved positive operating income. The largest improvements in operating income occurred in France and Brazil, driven by improved utilization of personnel, lower costs, and double digit organic revenue growth in both countries.

Products and Systems segment revenues improved by 32%, which drove a 460 basis point improvement in gross margin and operating income of $1.2 million, compared with a small operating loss in the prior year’s first quarter.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "We took a number of decisive actions in our previous fiscal year that were made to improve our results despite oil and gas market conditions that remain challenging and unsettled. We are extremely pleased that we can already see positive impacts from these actions, across our entire business globally. I am proud of my team’s ability to improve our adjusted EBITDA margins by over 400 basis points, while at the same time taking care to service our customers in the world-class fashion that they deserve. ”

Dr. Vahaviolos continued “We have been using our improved cash flow to pay down debt for several quarters. We have improved our financial flexibility and can use our balance sheet to drive additional shareholder value. While we will continue to evaluate potential acquisitions, we believe that our stock price is trading well below its intrinsic value, and we have received approval from our board to commence a stock repurchase program of up to $50 million.”

Outlook and Guidance for Fiscal 2016

The Company previously established its revenue guidance at $710 million to $725 million, representing an increase of from 0% to 2% over prior level levels, inclusive of a -3% impact from expected adverse foreign exchange and dispositions.

Adjusted EBITDA guidance was established at $72 million to $78 million, representing an increase of from 1% to 9% above prior year levels.

The Company’s first quarter revenues exceeded its expectations. However, considering the prior year’s strong second quarter comparison and the uncertain market conditions, the Company is maintaining its revenue guidance at this time. The Company’s first quarter profits also exceeded its expectations, and it now expects that profit levels for the year will be at the higher end of this guidance range.

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, October 8, 2015 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 50324625 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2015 filed with the Securities and Exchange Commission on August 12, 2015, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “EBITDA” and “Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net”, reconciling these measurements to financial measurements under US GAAP. The Company also uses the term free cash flow, a non-GAAP measurement the Company defines as free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	August 31, 2015	May 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$11,686	$10,555
Accounts receivable, net	134,065	133,228
Inventories	10,820	10,841
Deferred income taxes	5,021	5,144
Prepaid expenses and other current assets	9,662	11,698
Total current assets	171,254	171,466
Property, plant and equipment, net	77,671	79,256
Intangible assets, net	48,835	51,276
Goodwill	165,216	166,414
Deferred income taxes	851	1,208
Other assets	2,089	2,107
Total assets	$465,916	$471,727
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$10,073	$10,529
Accrued expenses and other current liabilities	52,758	55,914
Current portion of long-term debt	16,352	17,902
Current portion of capital lease obligations	7,170	8,646
Income taxes payable	581	532
Total current liabilities	86,934	93,523
Long-term debt, net of current portion	89,443	95,557
Obligations under capital leases, net of current portion	10,811	10,717
Deferred income taxes	18,188	16,984
Other long-term liabilities	8,732	9,934
Total liabilities	214,108	226,715
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	288	287
Additional paid-in capital	208,727	208,064
Retained earnings	64,453	57,581
Accumulated other comprehensive loss	(21,765)	(21,113)
Total Mistras Group, Inc. stockholders’ equity	251,703	244,819
Noncontrolling interests	105	193
Total equity	251,808	245,012
Total liabilities and equity	$465,916	$471,727

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended August 31,
	2015	2014

Revenue	$179,853	$166,573
Cost of revenues	123,400	119,722
Depreciation related to products and systems	5,179	4,857
Gross profit	51,274	41,994
Selling, general and administrative expenses	35,836	35,220
Research and engineering	621	649
Depreciation and amortization	2,781	3,422
Acquisition-related (benefit), net	(896)	(961)
Income from operations	12,932	3,664
Interest expense	1,922	905
Income before provision for income taxes	11,010	2,759
Provision for income taxes	4,163	1,088
Net income	6,847	1,671
Less: net loss (income) attributable to noncontrolling interests, net of taxes	25	(5)
Net income attributable to Mistras Group, Inc.	$6,872	$1,666
Earnings per common share
Basic	$0.24	$0.06
Diluted	$0.23	$0.06
Weighted average common shares outstanding:
Basic	28,724	28,477
Diluted	29,595	29,552

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended August 31,
	2015	2014
Revenues
Services	$137,405	$121,932
International	36,859	40,038
Products and Systems	8,686	6,567
Corporate and eliminations	(3,097)	(1,964)
	$179,853	$166,573

	Three months ended August 31,
	2015	2014
Gross profit
Services	$36,569	$29,771
International	10,780	9,468
Products and Systems	3,922	2,664
Corporate and eliminations	3	91
	$51,274	$41,994

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to Segment and Total Company Income (Loss) from Operations (GAAP)
(in thousands)

	Three months ended August 31,
	2015	2014
Services:
Income from operations before acquisition-related (benefit) expense, net	$14,468	$9,141
Acquisition-related (benefit) expense, net	(930)	261
Income from operations	15,398	8,880
International:
Income (Loss) from operations before acquisition-related expense, net	$1,848	$(588)
Acquisition-related expense, net	30	111
Income (Loss) from operations	1,818	(699)
Products and Systems:
Income (Loss) from operations before acquisition-related expense, net	$1,184	$(433)
Acquisition-related expense, net	—	—
Income (Loss) from operations	1,184	(433)
Corporate and Eliminations:
Loss from operations before acquisition-related expense (benefit), net	$(5,464)	$(5,417)
Acquisition-related expense (benefit), net	4	(1,333)
Loss from operations	(5,468)	(4,084)
Total Company
Income from operations before acquisition-related (benefit), net	$12,036	$2,703
Acquisition-related (benefit), net	(896)	(961)
Income from operations	12,932	3,664

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended August 31,
	2015	2014

Net cash provided by (used in):
Operating Activities	$17,712	$9,193
Investing Activities	(4,432)	(40,645)
Financing Activities	(10,881)	30,489
Effect of exchange rate changes on cash	(1,268)	3,439
Net change in cash and cash equivalents	$1,131	$2,476

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended August 31,
	2015	2014

EBITDA and Adjusted EBITDA
Net Income	$6,847	$1,671
Less: net (loss) income attributable to noncontrolling interests, net of taxes	25	(5)
Net income attributable to Mistras Group, Inc.	$6,872	$1,666
Interest expense	1,922	905
Provision for income taxes	4,163	1,088
Depreciation and amortization	7,960	8,279
EBITDA	$20,917	$11,938
Share-based compensation expense	1,957	2,167
Acquisition-related (benefit), net	(896)	(961)
Foreign exchange loss	292	252
Adjusted EBITDA	$22,270	$13,396